Exhibit 99.1

Contacts:	Samantha Moore	Stephanie Wakefield
	Director, Global Public Relations	Director, Investor Relations
	650-385-5259	650-385-5261
	smoore@informatica.com	swakefield@informatica.com
INFORMATICA ANNOUNCES PROPOSED
$200 MILLION CONVERTIBLE SENIOR NOTES OFFERING
REDWOOD CITY, Calif., March 8, 2006 — Informatica Corporation (NASDAQ: INFA) today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes (“Notes”), plus an additional aggregate principal amount of up to $30 million at the option of the initial purchaser solely to cover over-allotments, through an offering solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The interest rate, terms of conversion, investor put rights and company redemption rights are to be determined by negotiations between the company and the initial purchaser of the Notes, although it is currently anticipated that the Notes will have a term of 20 years, will be redeemable by Informatica after five years and will be subject to repurchase by Informatica at the option of the holders at intervals beginning five years following the issuance of the Notes.
Informatica intends to use up to $50 million of the net proceeds from the offering to fund the purchase of shares of its common stock concurrently with the offering of the Notes, and the balance of the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, strategic investments or additional purchases of common stock.
This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The Notes and the shares of common stock issuable upon conversion of the Notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.